UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

NVR, Inc.

(Exact name of registrant as specified in its charter)

VIRGINIA	1-12378	54-1394360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7601 Lewinsville Road, Suite 300 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 761-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

At the annual meeting of shareholders of NVR, Inc. (the “Company”) held on May 4, 2005, the Company’s shareholders approved the NVR, Inc. 2005 Stock Option Plan (the “Plan”). The Company’s board of directors unanimously approved the Plan on February 24, 2005, subject to shareholder approval.

Under the Plan, which will be administered by the compensation committee of the Company’s board of directors, awards of non-qualified stock options (“Options”) to purchase up to 500,000 shares of our common stock may be granted to our key management employees, including our executive officers. Only employees of the Company or any subsidiary thereof are eligible to receive Options.

All Options granted under the Plan are subject to significant vesting conditions, including the satisfaction of performance targets based on growth in earnings per share. Additionally, the Options will not commence vesting until 2010, with the first twenty-five percent (25%) installment vesting on December 31, 2010 and subsequent installments vesting on December 31, 2011, 2012 and 2013, respectively. Shareholder approval is required for any material amendment to the Plan, including any changes to the performance targets based on earnings per share (other than proportionate adjustments by the Company’s board of directors to reflect events such as stock splits), any repricings of Options and any acceleration of vesting of outstanding Options, other than upon a “change in control” of the Company. The Plan does not include “evergreen” or “reload” provisions.

The foregoing description of certain terms and conditions of the Plan is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	NVR, Inc. 2005 Stock Option Plan

10.2	Form of Non-Qualified Stock Option Agreement under the Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVR, Inc.

Date: May 10, 2005	/s/ Paul C. Saville
Paul C. Saville
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	NVR, Inc. 2005 Stock Option Plan

10.2	Form of Non-Qualified Stock Option Agreement under the Plan